World Funds Trust 485BPOS

 Exhibit 99(j)(12)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the SIM U.S. Managed Accumulation Fund, SIM Global Managed Accumulation Fund, and SIM Income Fund, each a series of World Funds Trust, and to the use of our report dated December 23, 2020 on the financial statements and financial highlights of SIM Income Fund (the “Fund”), a series of The World Funds Trust (the “Trust”). Such financial statements and financial highlights appear in the 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

Tait, Weller & Baker LLP

Philadelphia, Pennsylvania

March 1, 2021